Exhibit 10.33
MPM Holdings inc.
2015 INCENTIVE COMPENSATION PLAN (the “Plan”)

Purpose of the Plan

The Plan is sponsored by MPM Holdings Inc. (“Parent” or “MPM Holdings”) to reward associates of MPM Inc. (“MPM”) and its subsidiaries for delivering increased value by profitably growing the business and controlling costs. The Plan is designed to link rewards with critical financial metrics for the purposes of promoting actions which are the most beneficial to the company's short-term and long-term value creation.

Plan Year

January 1, 2015 - December 31, 2015

Eligibility for Participation

Participation is based on each employee’s scope of responsibility and contribution within the organization. Each participant is assigned to participate at the Corporate, Regional/Integrated Site, Silicones or Quartz & Ceramics Plan level.

Plan Performance Measures

The Plan targets are based on three performance criteria: EBITDA, EH&S and Cash Flow.

EBITDA (sometimes also referred to as Segment EBITDA) - Refers to Earnings before Interest, Taxes, Depreciation and Amortization, adjusted to exclude certain non-cash, certain other income and expenses and discontinued operations. The achievement of EBITDA targets is a critical measure on which the investment community and future shareholders will evaluate MPM's performance in 2015. As a result, the participants should be focused and incented to manage the business to achieve EBITDA targets.

Segment EBITDA will be measured for the Parent (“Global MPM EBITDA”), and for each of the Silicones and Quartz & Ceramics Businesses of MPM Holdings (each a “Business”).

Employees participating at the Corporate, Regional/Integrated Site, Silicones or Quartz & Ceramics Plan level have a total of 60 percent of their incentive target based on the achievement of EBITDA targets.

EH&S - Measures environmental, health and safety results utilizing: 1) Safety Culture Program progress, 2) Occupational Injury and Illness Rate (“OIIR”), 3) Process Safety Incidents, and 4) Environmental Incidents. Each metric will be measured for the Parent. Two and one-half percent (2.5%) of each participant's incentive target will be based on the achievement of the four (4) applicable EH&S goals.

Cash Flow - Represents the amount of cash generated by business operations. Cash flow is defined as Segment EBITDA, net trading capital improvement and/or usage, capital spending and interest paid along with other operating cash flow items such as income taxes paid and pension contributions. The purpose of this component is to focus on cost control and cost reduction actions to preserve an adequate amount of liquidity to fund operations and capital expenditures, service debt, and ultimately sustain the business through difficult economic cycles. Cash Flow will be measured for the Parent and may exclude certain unusual, non-recurring items at the discretion of the Compensation Committee of the MPM Holdings Board of Directors (the “Board”). Employees participating at the Corporate, Regional/Integrated Site, Silicones or Quartz & Ceramics Plan level have a total of 30 percent of their incentive target based on the achievement of the Parent Cash Flow target.

Target Incentive

Each eligible participant will have a target incentive opportunity expressed as a percent of his or her base salary. Targets and plan assignment levels are determined by the participant’s country/region of employment, and the scope of his or her role and contributions within the organization.

Plan Structure

The following tables depict the structure described above.

Plan Level	Segment EBITDA	EH&S	Cash Flow
Corporate	60% Global MPM	10% Global MPM	30% Global MPM
Regional/Integrated Site	10% Global MPM 50% Silicones	10% Global MPM	30% Global MPM
Silicones	10% Global MPM 50% Silicones	10% Global MPM	30% Global MPM
Quartz & Ceramics	10% Global MPM 50% Quartz & Ceramics	10% Global MPM	30% Global MPM

Calculation of Incentive Payments

Payment based on the EBITDA measure will range from a minimum of 30% of the EBITDA incentive opportunity to a maximum of 200% of the EBITDA incentive opportunity based on applicable EBITDA achievement. Payment based on the Cash Flow measure will range from a minimum of 50% of the Cash Flow incentive opportunity to a maximum of 200% of the Cash Flow incentive opportunity based on applicable Cash Flow achievement. Payment based on the EH&S measures will range from 50% of the applicable EH&S incentive opportunity to a maximum of 200% of the applicable EH&S incentive opportunity based on the applicable EH&S achievement.

Calculation of EBITDA performance between the minimum, lower mid, target, upper mid and maximum performance levels will be linear, rounded to the nearest 1/10th of one percent. There is no additional payment made for performance above the maximum level of performance.

Each of the performance targets is measured independently such that a payout for achieving one is not dependent upon the achievement of the others.

Basis for Award Payouts

Financial Results - Any Plan payouts require the prior approval of the Chair of the Audit Committee and the Board if they are to be made before audited financial results have been formally approved and publicly announced.

Limitations - All incentive payments must be self-funded from funds generated at the Corporate, Regional/Integrated Site, Silicones or Quartz & Ceramics level only. Neither the Plan nor any award issued hereunder shall create or be construed to create a trust or separate fund of any kind. The Board may elect to modify the calculation of the annual targets based on acquisitions, divestitures or other unusual, non-recurring events or transactions that occur during the calendar year. MPM Holdings has the right to amend or terminate this Plan at any time.

Employment Requirement - Plan participants must be employed in an incentive-eligible position for at least three consecutive full months during the Plan Year and must be actively employed by MPM on the final day of the Plan Year and on the incentive payment date in order to receive an incentive payment. Plan participants are also eligible to receive an incentive payment if they are employed on the final day of the Plan Year, but prior to the incentive payment date their employment is: (i) involuntarily terminated without cause, (ii) terminated due to the participant’s death or disability, or (iii) terminated due to retirement with the participant having reached age 60 and completed at least ten years of service prior to retirement.

Plan Assignment Levels - Any change in a participant’s plan assignment level that is not related to a job transfer, must be approved by an appropriate business or functional Vice President.

Payments - Incentive payments are subject to applicable taxes, garnishment, and wage orders.

Proration of Payments - Proration of payments will be made on a whole-month basis. Employee changes on or before the 15th of any month will be applied starting on the 1st of that month. Employee changes after the 15th of any month will be applied starting on the 1st of the following month. A participant's incentive payment will be prorated for any of the following conditions:

a.
New Hires: Awards to participants who commenced employment during the Plan Year will be prorated. Employment must commence on or before October 1, 2015 to be eligible to participate in the Plan. Rehires will be treated as new hires.

b.	Salary: Awards will be calculated on the participant's base salary as of July 1, 2015. Awards to participants whose base rate of pay changes after July 1, 2015 will be prorated.

c.
Job Changes or Transfers: Awards to participants changing jobs or transferring between businesses or regions which result in a change to a different ICP target or incentive plan assignment during the Plan Year will be prorated.

d.
Leaves of Absence: For approved leaves of absence that exceed 12 cumulative weeks, the amount of time not worked beyond the 12 weeks will be excluded from the Plan Year and the employee will receive a prorated incentive.

The Plan remains at the total discretion of the Parent. Parent retains the right to amend or adapt the design and rules of the Plan. Local laws will prevail where necessary.

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